Exhibit 10.14


Consent of Independent Public Accountants

We hereby consent to the use in this Annual Report on Form 20-F of Companhia Vale do Rio Doce of our report dated June 3, 2002, relating to the consolidated financial statements of Companhia Siderurgica Nacional as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, which is included in such Annual Report.


/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES
Rio de Janeiro, Brazil, June 27, 2002